Exhibit 10.2

ROYAL CARIBBEAN CRUISES LTD. AMENDED AND RESTATED 2000 STOCK AWARD PLAN RESTRICTED STOCK UNIT AGREEMENT

PARTICIPANT: [ ]	DATE OF GRANT: [ ]

NUMBER OF RESTRICTED STOCK UNITS GRANTED: [                      ]

               This Restricted Stock Unit Agreement (the “Agreement) is dated as of [                      ] and is entered into between Royal Caribbean Cruises Ltd., (the “Company”, “we”, “our” or “us”), and [                      ] (the “Employee”, “you” or “yours”).

               This Agreement is pursuant to the provisions of the Royal Caribbean Cruises Ltd. Amended and Restated 2000 Stock Award Plan (the “Plan”) with respect to the number of Restricted Stock Units (“Units”) specified above. Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Plan. This Agreement consists of this document, any related Settlement Election Form, and the Plan. The obligation of the Company pursuant to this Agreement is that of an unfunded and unsecured pledge to transfer to you, at the mutually agreed Settlement Date in the future, legal title and ownership of Shares of Stock of the Company.

You and the Company agree as follows:

Application of Plan; Administration	This Agreement and your rights under this Agreement are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt. It is expressly understood that the Committee that administers the Plan is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon you to the extent permitted by the Plan. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

Vesting	Until and unless the Vesting Events described below occur, the Units remain subject to forfeiture by the Employee upon your ceasing to be employed by the Company and any Affiliate, unless otherwise specified in the Plan. Once the Vesting Event occurs, the Units will become Vested Units, in the respective percentage amounts set forth opposite the following Vesting Event, and will no longer be subject to forfeiture upon such termination:

		Vesting Event	Cumulative Percentage Vested

Rights as Shareholder	You will not be entitled to any privileges of ownership of Shares of Stock of the Company underlying your Units unless and until Shares are actually delivered to you under this Agreement.

Settlement of Units	(a)	Time of Settlement. This agreement will be settled by the delivery of one Share to you or, in the event of your death, to your designated beneficiary, on the Vesting Date unless a “Specified Date” is elected by you on the Restricted Stock Unit Settlement Election Form. You may subsequently change the Specified Settlement Date to a later date, as provided in the Restricted Stock Unit Settlement Election Form, but only once with respect to any Unit(s). Such election must be made at least six (6) months prior to the first date of Vesting.

	(b)	Termination Prior to Settlement Date. If you cease to be an employee of the Company and any Affiliate prior to the Settlement Date, your Units will be treated as specified in the Restricted Stock Unit Settlement Election Form.

	(c)	Stock Certificates. Stock certificates evidencing Shares due and payable to you under the terms of this Agreement shall be issued as of the Settlement Date and registered in your name.

Exhibit 10.2

Transferability	Your Units are not transferable, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. Any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of your Units made, or any attachment, execution, garnishment, or lien issued against or placed upon the Units, other than as so permitted, shall be void.

Taxes	(a)	FICA/Medicare Taxes. You will be subject to FICA/Medicare tax on the date or dates your Units become Vested Units under the Vesting provisions described above, based on the Fair Market Value of the Shares underlying the Units that vest.

	(b)	US Federal Income Taxes. You will be subject to U.S. federal income tax on the Settlement Date, based on the Fair Market Value of Shares received in settlement of Vested Units.

	(c)	Tax Consequences for Non-US Residents. Participants who are neither citizens nor resident aliens of the US should consult with their financial/tax advisor regarding both the US and non-US tax consequences of the receipt of this award and subsequent settlement/receipt of shares.

	(d)	You will be solely responsible for the payment of all such taxes, as well as for any other state, local or non-U.S. taxes that may be related to your receipt of the Units and/or Shares.

Miscellaneous	(a)	This Agreement shall not confer upon you any right to continue as an employee of the Company or any Affiliate, nor shall this Agreement interfere in any way with the Company’s or Affiliate’s right to terminate your employment at any time.

	(b)	Subject to the terms of the Plan, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Agreement without your consent.

	(c)	This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required.

	(d)	To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

Signatures	By the signatures below, the Employee and the authorized representative of the Company acknowledge agreement to this Restricted Stock Unit Agreement as of the Grant Date specified above.

	Royal Caribbean Cruises Ltd.		Participant:

By:

		[Name]	[Name]
[Title]